Exhibit 4.1

EXECUTION VERSION

Redwood Trust, Inc.

FIRST AMENDMENT TO WARRANT AGREEMENT

Dated as of October 28, 2025

TABLE OF CONTENTS

Page

Article 1. Amendments	1
Section 1.01. Amendment of Definitions.	1
Article 2. Miscellaneous	1
Section 2.01. Incorporation by Reference of Certain Provisions of the Warrant Agreement.	1
Section 2.02. Recitals.	1

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FIRST AMENDMENT TO WARRANT AGREEMENT (this “Amendment”), dated as of October 28, 2025, between Redwood Trust, Inc., a Maryland corporation, as issuer (the “Company”), and the other signatory hereto (the “Holder”).

WHEREAS, the Company and the Holder have executed and delivered that certain warrant agreement (the “Warrant Agreement”), dated as of March 18, 2024; and

WHEREAS, in connection with the amendment of the Credit Agreement, the Company and the Holder have agreed to amend the terms of the Warrant Agreement as set forth below.

NOW, THEREFORE, each party to this Amendment agrees as follows for the benefit of the other party.

Capitalized terms used in this Amendment without definition have the respective meanings given to them in the Warrant Agreement.

Article 1.       Amendments

Section 1.01.       Amendment of Definitions.

The following definitions in Section 1 of the Warrant Agreement are amended and restated in their entity as follows:

“Exercise Period Expiration Date” means September 18, 2030 (or, if such date is not a Business Day, the immediately following Business Day).

“Strike Price” initially means $6.96 per share; provided, however, that the Strike Price is subject to adjustment pursuant to Sections 5(g) and 5(h). Each reference in this Warrant Agreement or any Certificate to the Strike Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Strike Price immediately after the Close of Business on such date.

Article 2.       Miscellaneous

Section 2.01.       Incorporation by Reference of Certain Provisions of the Warrant Agreement.

The provisions of Sections 9(a) to 9(h), inclusive, of the Warrant Agreement will apply to this Amendment with the same force and effect as if such Sections were reproduced in this Amendment, mutatis mutandis.

Section 2.02.       Recitals.

The Recitals set forth in this Amendment are set forth exclusively by the Company, and the Holder will not have any liability or responsibility with respect to such Recitals.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed as of the date first written above.

Redwood Trust, Inc.

By:	/s/ Dashiell I. Robinson
	Name:	Dashiell I. Robinson
	Title:	President

CPPIB Credit Investments III Inc.

By:	/s/ Ben Mason
	Name:	Ben Mason
	Title:	Authorized Signatory

By:	/s/ Winston Guo
	Name:	Winston Guo
	Title:	Authorized Signatory

[Signature Page to First Amendment to Warrant Agreement]